ACACIA DIVERSIFIED HOLDINGS, INC. (OTCQB: ACCA) ANNOUNCES MAJOR ASSET ACQUISITION, SIGNALING PARADIGM SHIFT IN ACQUIRING ASSETS AND BUSINESSES OF CUTTING EDGE FIRMS IN CANNABIS SECTOR

Clearwater, Florida. January 16, 2016 (GLOBE NEWSWIRE) – Acacia Diversified Holdings, Inc. (OTCQB: ACCA) (the “Company”) today announced that it has acquired the assets and the businesses of MariJ Agricultural, Inc., Canna-Cures R&D, LLC, TropiFlora, LLC, and JR Cannabis Industries, LLC, a group of privately held firms in Clearwater, Florida (collectively the “MariJ Group”).

“Acacia just went from zero to fifty miles per hour in the exciting cannabis pharmaceuticals industry in the blink of an eye,” said outgoing Acacia CEO Steve Sample. “We have been looking for years to find the right fit for our future, and I believe it just happened!”

The assets and businesses of the MariJ Group entities will be absorbed into new wholly-owned operating subsidiaries of Acacia, with the main impetus being on its new MariJ Pharmaceuticals, Inc. unit. That unit has recently begun revenue-producing operations with its unique portable cannabis oil extraction vehicle, and already has its second mobile extraction unit being built. In addition, MariJ Pharmaceuticals is in the process of constructing its first state-of-the-art mobile laboratory and testing unit for industry service.

Mr. Sample, Acacia’s top executive for almost ten years, believes the Company has found the right combination of technology, know-how, and management expertise to take the Company into the future. At the Closing of the acquisition, Sample resigned his posts as Acacia’s CEO, President, and Chairman of the Board in favor of Acacia’s new top Executive, President and Chairman, Richard K. Pertile. Speaking of Pertile, Sample said: “I’ve never met a person with such a keen knowledge of his industry coupled with more drive than a 10,000 horsepower locomotive. I believe Acacia has found its calling in Rick and MariJ!”

As a part of that acquisition, the Company also gained rights by and through its Canna-Cures subsidiary to its newly-developed Geotracking Technology that is fully compliant with the Health Insurance Portability and Accountability standard (“HIPAA”) utilizing its “plant to patient” solution. This Geotracking Technology is aimed at providing a patient care tracking system fully compliant under today’s strict regulatory systems that assure privacy and security of the patient’s information. Acacia’s new CEO, Rick Pertile, shared his thoughts in saying: “I’ve traveled America and seen the competition. For that reason, I am confident that MariJ Pharmaceuticals and its sister units are poised for measurable growth in the coming months, and more importantly in the coming years. We will shortly begin efforts to raise the necessary capital to complete and launch our newest equipment and to take steps to become a part of the community of licensed growers of the high-CBD / low-THC based cannabis products that comprise one of today’s fastest-growing industries. All I can say is, if this thing achieves any semblance of what we have in mind, it could be a very interesting ride!”

About Acacia Diversified Holdings, Inc.

Acacia Diversified Holdings, Inc. (“Acacia” or the “Company”), a Texas corporation, owned automotive auctions from 2007 to 2012 before reposturing itself as a diversified holding company. The Company entered the citrus food ingredients manufacturing business in 2013, also acquiring a truck fleet to service its needs. Those assets were sold in June of 2015 in a buy-out structured by the management of those subsidiaries, and in August the Company entered into discussions to acquire the MariJ Group of Companies and its management. That acquisition was completed on January 15, 2016.

About the MariJ Group.

The MariJ Group of companies was launched in 2014, quickly finding an opportunity to fill industry niches by offering state-of-the-art equipment and services to the emerging cannabis industry. Its activities have included mobile extraction and blending of high-quality oils, launching a line of high-CBD 0-THC dietary supplements for the pediatrics sector, private label packaging of numerous products, RFID and cannabis-tracking technologies, with a unique proprietary POS system for retailers that includes HIPPA compliant technology. MariJ, through its TropiFlora subsidiary, has also applied for a cannabis growers license in Florida, and the Company is in discussions to acquire or joint venture with licensed growers in other venues.

Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Acacia Diversified Holdings, Inc.’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Acacia’s (i) product demand, market and customer acceptance of its citrus byproducts and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) ability to successfully integrate its pharmaceutical manufacturing subsidiary and other subsidiaries into its operations, and (vi) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Acacia’s website does not constitute a part of this release.

Contact Information:

Mr. Richard K. Pertile, CEO

Acacia Diversified Holdings, Inc.

13575 58th Street North #138

Clearwater, FL 33760

Email: info@marijinc.com

Internet: http://www.marijinc.com/

Office: (727) 678-4420 Fax: (877) 513-6295